                                                                           U.S. SECURITIES AND EXCHANGE COMMISSION

----------------------------------                                                Washington, D.C. 20549                                                 --------------------------
              FORM 4                                                                                                                                      OMB APPROVAL
----------------------------------                                     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                                                                                                                                                         --------------------------
|X|  Check this box if no longer         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility      OMB Number:  3235-0287
    subject to Section 16. Form 4                   Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940                   --------------------------
   or                                                                                                                                                    Expires:  Pending
    Form 5 obligations may
   continue.                                                                                                                                             --------------------------
    See Instruction 1(b)                                                                                                                                 Estimatd average burden
                                                                                                                                                         --------------------------
                                                                                                                                                         --------------------------
                                                                                                                                                         hours per response . . .
                                                                                                                                                         . . .0.5
(Print or Type Responses)
---------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------- ---------------------------------------------------------------- --------------------------------------------------
1.       Name and Address of Reporting Person*                    2.  Issuer Name and Ticker or Trading Symbol                     6.  Relationship of Reporting Person to Issuer
                                                                                                                                   (Check all applicable)
     Compaq Computer Corporation                                           CMGI, Inc.     (“CMGI”)                                 ___ Director          __X_ 10% Owner
                                                                                                                                   ___ Officer                   ___ Other
                                                                                                                                   (give title below)          (specify  below)
----------------------------------------------------------------- ----------------------------------------------------------------
-----------------------------------------------------------------
(Last)               (First)            (Middle)                  3.  IRS or Social Security   4.  Statement for
                                                                      Number of Reporting         Month/Year                            _______________________
        20555 State Highway 249                                       Person (Voluntary)                 December 2001
-----------------------------------------------------------------                              -----------------------------------
                                                                                                                                   --------------------------------------------------
                            (Street)                                                           5.  If Amendment, Date of           7.  Individual or Joint/Group Filing (Check
                                                                                                  Original                         applicable line)
       Houston                TX                  77070                                           (Month/Year)                     ___ Form filed by One Reporting Person
                                                                                                                                   _X_ Form filed by More than One Reporting Person

-----------------------------------------------------------------
----------------------------------------------------------------- -------------------------------------------------------------------------------------------------
(City)                   (State)            (Zip)                          Table 1 — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------- -------------------------------------------------------------------------------------------------
1.  Title of Security     2.  Trans-       3.  Trans-    4.  Securities Acquired (A)        5.       Amount     6.  Owner-    7.
    Instr. 3)                 action                      or Disposed of (D)                   Of Securities      ship           Nature of
                              Date       action           (Instr. 3, 4 and 5)                   Benefically       Form:          Indirect
                                             Code                                               Owned at          Direct         Beneficial
                              (Month/        (Instr. 8)                                         End of Month      (D) or         Owner-
                               Day/                                                                               Indirect (I)   ship
                                Year)
                                                       ------------------------------------
                                                       ------------- -------- -------------
                                                                     (A) or
                                         Code   V         Amount     (D)         Price          (Instr. 3 and   (Instr. 4)       (Instr. 4)
                                                                                                4)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
                          -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/5/01         S                100,000     D         2.2075                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/6/01         S                200,000     D         2.1160                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/7/01         S                 60,000     D         2.0000                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/10/01        S                180,000     D         1.9942                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/11/01        S                720,000     D         2.2187                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/12/01        S                700,000     D         2.0385                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/13/01        S                450,000     D         2.0132                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/14/01        S                220,000     D         2.0107                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/17/01        S                450,000     D         1.8639                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/18/01        S                730,000     D         1.6815                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/19/01        S                400,000     D         1.6105                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/20/01        S                425,000     D         1.5429                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/21/01        S                365,000     D         1.5059                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/24/01        S                225,000     D         1.5778                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/26/01        S                400,000     D         1.5998                             I             (1)

------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/27/01        S                500,000     D         1.6205                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/28/01        S                500,000     D         1.6310                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------
Common Stock              12/31/01        S                700,000     D         1.6239                             I             (1)
------------------------- -------------- ------ ------ ------------- -------- ------------- ------------------- ------------- ---------------

FORM 4 (continued)

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, See Instruction 4(b)(v).

                             TABLE II — Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

-------------------------- ----------- ---------- ----------- -------------------- ------------------ --------------------- --------- ------------ -------------- ----------------
1. Title of Derivative     2. Conver-  3. Trans-  4. Trans-   5. Number of Deriv-  6. Date Exer-      7. Title and Amount   8. Price  9. Number    10. Owner-     11. Nature
Security                     sion or     action     action      ative Securities     cisable and      of                    of          of Deriv-      ship         of
   (Instr. 3)                Exercise    Date       Code        Ac-quired (A) or     Expiration Date    Underlying          Deriv-      ative          Form of      Indirect
                             Price of               (Instr.     Dis-                 (Month/Day/        Securities          ative       Secur-        Deriv-        Benefi-
                             Deri-     (Month/      8)          posed of (D)           Year)            (Instr. 3 and 4)    Secur-      ities          ative        cial
                             vative     Day/                    (Instr. 3, 4,                                               ity         Bene-          Security:    Owner-
                             Security   Year)                   and 5)                                                      (Instr.     ficially       Direct       ship (Instr.
                                                                                                                            5)          Owned          (D) or       4)
                                                                                                                                        at End        Indirect
                                                                                   -------- --------- --------- -----------
                                                                                                                                        of             (I)
                                                                                                                                        Month         (Instr. 4)
                                                                                   Date     Expira-    Title    Amount or             (Instr. 4)
                                                                                   Exer-    tion                Number of
                                       ---------- ------- --- ----------- --------
                                                                                   cisable  Date                Shares
                                                  Code    V      (A)        (D)

                                                              ----------- --------
-------------------------- ----------- ---------- ------- ---                      -------- --------- --------- ----------- --------- ------------ -------------- ----------------

-------------------------- ----------- ---------- ------- --- ----------- -------- -------- --------- --------- ----------- --------- ------------ -------------- ----------------
-------------------------- ----------- ---------- ------- --- ----------- -------- -------- --------- --------- ----------- --------- ------------ -------------- ----------------

-------------------------- ----------- ---------- ------- --- ----------- -------- -------- --------- --------- ----------- --------- ------------ -------------- ----------------
-------------------------- ----------- ---------- ------- --- ----------- -------- -------- --------- --------- ----------- --------- ------------ -------------- ----------------

-------------------------- ----------- ---------- ------- --- ----------- -------- -------- --------- --------- ----------- --------- ------------ -------------- ----------------
Explanation of Responses:

(1)      The securities are directly owned by CPQ Holdings, Inc., a wholly owned subsidiary of Compaq Computer Corporation.

                                     Compaq Computer Corporation

                                     By:   /s/  Linda S. Auwers                        January 7, 2002
                                     ------------------------------------------   -----------------------
                                         Linda S. Auwers, Vice President                 Date
                                         Deputy General Counsel and
                                         Secretary
                                                **Signature of Reporting Person

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C.1001 and 15 U.S.C. 78ff(a).
                                                                                                                        Page 2

Note:   File three copies of this Form, one of which must be manually signed.  If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to  the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

---------------------------------------------------------------------------------------------------------------------------------------
                                                                 JOINT FILER INFORMATION
---------------------------------------------------------------------------------------------------------------------------------------

Name:                                       CPCG Holdings, Inc.
I.R.S. Identification Number:               76-0647487
Address:                                    20555 State Highway 249
                                            Houston, TX  77070
Designated Filer:                           Compaq Computer Corporation
Issuer and Ticker Symbol                    CMGI, Inc. (“CMGI”)
Statement for Month/Year:                   December 2001

CPCG HOLDINGS, INC.

By:   /s/  C. Alexis Keene                                    January 7, 2002
-------------------------------------------    --------------------------------------------
       C. Alexis Keene, Secretary                               Date
     **Signature of Reporting Person

Name:                                       CPQ Holdings, Inc.
I.R.S. Identification Number:               51-0337545
Address:                                    20555 State Highway 249
                                            Houston, TX  77070
Designated Filer:                           Compaq Computer Corporation
Issuer and Ticker Symbol                    CMGI, Inc. (“CMGI”)
Statement for Month/Year:                   December 2001

CPQ HOLDINGS, INC.

By:    /s/  Linda S. Auwers                                  January 7, 2002
-------------------------------------------    --------------------------------------------
       Linda S. Auwers, Vice President                            Date
      and Secretary
     **Signature of Reporting Person